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                                                                      EXHIBIT 12

                                  GENESCO INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                               Fiscal Year                                   Three Months Ended
                                        -----------------------------------------------------------     ---------------------------
Earnings:                                 1994         1995        1996         1997        1998         May 3, 1998    May 2, 1999
---------                               ----------  ----------- -----------  ----------- ----------     --------------  -----------
Earnings (loss) before income taxes,
   discontinued operations,
   extraordinary loss and cumulative
   effect of change in accounting          (29,788)     (17,757)     (3,750)      10,132      8,860         2,199           3,507
   principle .........................
Add
   Portion of rents representative of
   the interest factor................       8,766        8,971       8,906        9,663     11,670         2,546           3,311

   Interest expense...................      10,672       11,533       9,942        9,858      9,771         2,437           2,766

   Interest on capitalized leases.....       1,659        1,470         189           96         20            14               1

   Amortization of debt expense.......         459          498         461          431        403           108             123

Earnings available for fixed charges..      (8,232)       4,715      15,742       30,180     30,724         7,304           9,708
                                           =======       ======      ======       ======     ======         =====           =====

Fixed Charges:
--------------

Portion of rents representative of the
interest factor.......................       8,766        8,971       8,906        9,663     11,670         2,546           3,311

Interest expense .....................      10,672       11,533       9,942        9,858      9,771         2,437           2,766

Interest on capitalized leases........       1,659        1,470         189           96         20            14               1

Amortization of debt expense..........         459          498         461          431        403           108             123

Fixed charges.........................      21,556       22,472      19,498       20,048     21,864         5,105           6,201
                                           =======       ======      ======       ======     ======         =====           =====
Ratio of earnings to fixed charges....           -            -           -         1.51x      1.41x         1.43x           1.57x

Amount by which fixed charges
exceed earnings available for fixed         29,788       17,757       3,756
charges...............................